THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.6

Amended and Restated Loan Agreement

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made effective as of 1st November, 2024 (the “Effective Date”).

BY AND BETWEEN:

(1)	Northstar Digital (HK) Limited, a company incorporated under the laws of Hong Kong having its registered address at [***] (the “Lender”); and

(2)	Antalpha Digital Pte. Ltd., a company incorporated in Singapore, having its registered address at [***] (the “Borrower”),

each a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

The Parties are party to the Loan Agreement original dated as of 4 August 2022 (“Original Loan Agreement”), under which the Borrower desires to borrow and the Lender agrees to lend Digital Currency (as defined below) from time to time (the “Loan Assets”) to facilitate its business operations in accordance with the terms and conditions therein.

(B)	The Borrower has requested that the Lender agree to amend and restate the Original Loan Agreement to make certain modifications, as set forth below.

(C)	The Lenders has agreed to make such amendment and restatement upon the terms and conditions set forth in this Agreement.

(D)

Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows.

IT IS AGREED as follows:

1.	Defined Terms.

“Business Day” means a day on which banks are generally open for business in Singapore and excluding any Saturday or Sunday.

“Collateral” has the meaning set out in paragraph 3.1 of this Agreement.

“Digital Currency” means Bitcoin (BTC), USDT, USDC, or any other digital currency as agreed between the Parties.

“Encumbrance” means any lien, claim, charge (whether fixed or floating), security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Fed Rate” means the lower limit of the target range for the federal funds rate set by the Federal Open Market Committee of the Board of Governors of the U.S. Federal Reserve System in effect of the Business Day (or, if such day is not a Business Day or such rate has not yet been published for such day, the immediately preceding Business Day) or, if: (i) such rate is no longer available, any comparable successor rate: and (ii) such rate or successor rate is set as a single rate, rather than a range, such rate. Any change in the lower limit of the target range for the federal funds rate shall be effective from and including the date of such change.

“T” means the date that the transfer request is submitted by the Borrower to the Lender.

“Termination Date” means the earlier of (i) the fifth (5th) anniversary of the Effective Date; and (ii) the date upon which the Loan Assets become immediately due and payable pursuant to Clauses 6 (Repayment) and 10 (Events of Default).

2.	Loan.

2.1.

The Lender has established a committed loan facility at the minimum amount set out in the Appendix per year (the “Loan”), making the Loan Assets available from time to time subject to the terms and conditions of this Agreement. Each instance of the Lender making the Loan Assets available shall be subject to the written request of the Borrower. The Lender shall provide an additional 15% of the committed loan facility during the year upon request by the Borrower, subject to the terms and conditions of this Agreement. The Parties shall review the committed loan facility amount on a yearly basis.

2.2.	The Lender agrees not to provide funding to other supply chain finance companies that compete with the Borrower during the term of this Agreement without the prior written consent of the Borrower.

2.3.

The Parties agree that the minimum tenor for each drawdown shall be one (1) year from the date of the transfer of the Loan Assets to the Borrower, which can be further extended by mutual agreement between the Parties.

2.4.

The primary purpose of the Loan is for the Borrower to provide facilities to its clients, including but not limited to machines loan, purchase order loan and hashrate loan, or other such facilities or purpose as agreed by the Parties from time to time. The Borrower may request Loan Assets in an amount up to the loan receivable amount provided to its clients.

3.	Collateral.

3.1

Unless otherwise agreed by the Parties, the Borrower shall ensure that the value of the collateral it takes from its client as security for the facilities provided to that client, including but not limited to the deposit for the purchase order, mining machines, Bitcoin (the “BTC”) or such other collateral as accepted by the Borrower from time to time (the “Collateral”), shall not be less than the amount of facilities provided to that client at origination.

3.2

The Borrower hereby pledges, charges, assigns and grants to the Lender a first priority, continuing security interest in all of its rights, title and interest in, to the BTC provided by the Borrower’s clients the loan receivables from which is funded by the Loan Assets as Collateral to secure the prompt and complete payment and performance of all the Borrower’s obligations pursuant to this Agreement. The Borrower shall transfer such BTC to the address designated by the Lender. The Lender shall give the Borrower’s access and right to monitor the BTC provided as collateral the Lender at such an address, and the Lender shall not transfer the BTC to another address without the prior written consent of the Borrower.

3.3

For the avoidance of doubt, the Lender shall initiate the return of the relevant BTC as soon as practicable at the request of and to the designated address of the Borrower for the repayment of the relevant Loan Assets.

4.	Account Management and Monitoring.

4.1	The Parties shall use the address as agreed by both parties in writing for the purpose of transferring the Loan Assets under this Agreement.

4.2	Transferring timelines:

(i)	For Request submitted before 15:00 (GMT+8), the Lender shall transfer the Loan Assets to the designated account of the Borrower by 12:00 (GMT+8) on T + three (3) Business Day; or

(ii)	For Request submitted after 15:00 (GMT+8), the Lender shall transfer the Loan Assets to the designated account of the Borrower by 24:00 (GMT+8) on T + three (3) Business Day.

4.3

The Borrower shall as soon as reasonably practicable inform the Lender in case of default or other circumstances under the loan agreements with its clients that will trigger liquidation of the BTC provided to the Lender as Collateral. In such a case, the Lender shall transfer the BTC to the designated account of the Borrower immediately, and the Borrower shall repay the relevant Loan Assets within five (5) Business Days to the address designated by the Lender as soon as possible.

5.	Interest.

5.1	The Loan shall bear the interest in the rate as set out in the Schedule.

5.2

Except as otherwise provided herein, such interest shall accrue from the same day for Loan Assets received in the Borrower’s designated account before 10:00 (GMT+8), and from the next Business Day for Loan Assets received after 10:00 (GMT+8).

5.3	The interest shall be settled on a monthly basis. The Lender shall provide the interest invoice for the previous month to the Borrower on or before the third (3rd) calendar day of each month.

5.4	The Borrower shall pay the interest of the previous month to the Lender by the twelfth (12th) calendar day of each month, and if that day is not a Business Day, the next Business Day.

5.5	In the event of late interest payment, the Parties shall resolve in good faith. The Lender shall retain the right to charge a penalty interest at an annual rate of 10% daily until it is fully repaid.

6.	Repayment and Prepayment.

6.1

The Borrower shall have the right to repay at any time and from time to time, in whole or in part, the outstanding principal balance of the Loan Assets (including any interest accrued thereon) by providing prior written notice to the Lender. All repayments shall be made without penalty and the committed facilities amount shall be reinstated for the amount repaid. The Lender does not have the right to ask for early repayment.

6.2

The Borrower may repay any or all of the Loan to the Lender in the form of fiat currency or Digital Currency. The Borrower shall repay such amount of fiat currency or Digital Currency which, if converted into USD using the spot rate quoted on a principal foreign exchange trading venue (with respect to fiat currency) or Binance (with respect to Digital Currency) or any other prevailing commercially available source designated by the Lender at the time of such repayment, would be no less than the amount the Lender would receive if paid in USD. Notwithstanding the above, the Lender shall have, at any time, the sole and absolute discretion to determine whether to accept a certain form of Digital Currency, fiat currency or other property for repayment for any or all of the Loan.

6.3	The last day of interest calculation shall be the date on which the Borrower makes the payment to the designated repayment address of the Lender.

7.	Representations and Warranties. Each Party makes the following representations and warranties to the other Parties:

7.1.	It is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization;

7.2.

It has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and, when executed and delivered by it, will constitute valid land legally binding obligations of its, enforceable against it in accordance with its terms.

7.3.

That all Loan Assets and Collateral under this Agreement relating to the Digital Currency are free and clear of any and all Encumbrances, and that the Lender has the full rights and authority to deploy such Loan Assets, while the Borrower has the full rights and authority to deploy such Collateral, pursuant to this Agreement, without restrictions.

7.4.

It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (“SDN”) list maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and the entering into of this Agreement and the performance of the obligations hereunder will not violate any Sanctions or import and export control related laws and regulations.

8.	Notices.

8.1.

All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Section 3.

If to Borrower: such address specified in this Agreement.

If to Lender: such address specified in this Agreement.

8.2.	All such notices and other communications shall be deemed effective in the following situations:

(i) if sent by delivery in person, on the same day of the delivery;

(ii) if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and

(iii) if sent by electronic mail, at the entrance of the related electronic mail into the recipient’s electronic mail server.

9.	Term and Termination.

9.1	This Agreement shall come into full force and effect as at the date of this Agreement and shall continue until the Termination Date and can be extended by mutual agreement between the Parties.

9.2

Upon termination, if any Loan Assets remain outstanding, the Borrower shall within five (5) Business Days return such Loan Assets to the Lender, together with all accrued and unpaid amounts (including any interest accrued thereon); and thereupon, all Collateral shall be returned to the Borrower by the Lender.

9.3

The early termination of this Agreement shall be mutually agreed by the Parties, and in such a case the Borrower shall return all Loan Assets, and payment of all other amounts accrued and outstanding hereunder (including any interest accrued thereon) within five (5) Business Days.

10.	Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

10.1.	default in payment of any Loan Assets or any interest accrued by the Borrower;

10.2.	a material default by the Borrower in the performance of any obligations under this Agreement;

10.3.

any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against the Borrower and are not dismissed within thirty (30) days of the initiation of said proceedings;

10.4.

any event or circumstance occurs or exists that is a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of, the Borrower, taken as a whole, or a material adverse effect on the ability of Borrower to perform its obligations under this Agreement;

10.5.	any representation or warranty made by the Borrower in this Agreement that proves to be incorrect or untrue in any material respect,

then, and in every such event, the Borrower shall be given thirty (30) days to remedy such a breach, and the Lender shall in addition to all other rights and remedies available to it be entitled by written notice to the Borrower to terminate this Agreement and (a) to demand the immediate return of all Loan Assets, and payment of all other amounts accrued and outstanding hereunder (including any interest accrued thereon) after thirty (30) days; and (b) to dispose of and liquidate the Collateral, and shall have all right, title and interest to the Collateral and all proceeds therefrom after thirty (30) days.

11.	Governing Law and Dispute Resolution.

11.1.	This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong.

11.2.

Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules. The place of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

12.

Indemnity. Either Party shall on demand indemnify and keep indemnified the other Party and every receiver, attorney, manager, agent or other person appointed by the other Party and their respective directors, officers and employees in respect of all losses, claims, proceedings, costs and other liabilities of any kind incurred or suffered by any of them directly or indirectly as a result of the exercise or purported exercise of any of the rights vested in them under this Agreement and in respect of any matter or thing done or omitted relating to the Collateral or occasioned by any breach of any of the covenants or other obligations of the first Party under this Agreement.

13.

Set-off. The Borrower may set-off any obligations or amounts payable or owed to the Lender under this Agreement to the Lender against any obligation or amounts payable or owed by the Lender to the Borrower, regardless of the place of payment, booking branch, currency or digital currency of either obligation. If the obligations are in different currencies or take the form of different digital currencies, the Borrower may convert either obligation at a rate of exchange for the purpose of the set-off equal to the bid price of the relevant Collateral/USD pair on such exchange(s) as determined by the Borrower. The Lender may not exercise any rights of set off or counterclaim and all payments hereunder shall be made free of such rights.

14.

Tax. Both Parties shall make all its payments under this Agreement without any deduction or withholding for or on account of any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these) (a “Tax Deduction”), unless the same is required by law. Promptly on becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), that Party shall notify the other Party. If a Party is required to make a Tax Deduction by law from any payment due under this Agreement, that Party shall promptly pay the full amount of Tax Deduction to the relevant taxing authority in accordance with the applicable law and leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. Both parties shall make any Tax Deduction and any payment required in connection with that Tax Deduction, within the time allowed and for the minimum amount required by the applicable law.

15.

Further Assurance. Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

16.	Amendments. This Agreement or any provision hereof may only be amended, modified or waived by an agreement in writing duly executed by all Parties hereto.

17.

Assignment. Subject to all of the other provisions contained herein, this Agreement shall be binding on the inure to the benefit of the Parties and their respective successors and permitted assigns. The Lender shall not assign, delegate, or otherwise transfer, in whole or in part, any or all of its rights or obligations under this Agreement without the consent of the Borrower. The Borrower may freely assign, delegate, or otherwise transfer, in whole or in part, any or all of its rights or obligations under this Agreement to its affiliates.

18.

Severability. If any of the Clauses of this Agreement shall be or become void or be held invalid, all other Clauses shall remain in full force and effect and the void or invalid Clauses shall be forthwith replaced by other Clauses to be agreed upon by the Parties valid in form and substance and which shall accomplish as nearly as possible the purpose and intent of the void or invalid Clauses in due course.

19.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or simultaneous agreements, or understandings of the Parties hereto in either written or oral form.

20.

Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21.

Third Party Rights. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

[Remainder of page intentionally left blank]

Schedule

Interest Rate

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed.

EXECUTED AS A DEED BY:
Northstar Digital (HK) Limited

By:	/s/ Weichao Zhang
Name:	Weichao Zhang
Title:	Director

EXECUTED AS A DEED BY:
Antalpha Digital Pte. Ltd

By:	/s/ Xin Jin
Name:	Xin Jin
Title:	Director

Appendix

Minimum Committed Facility Amount